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Consent of Independent Auditors


The Board of Directors
VerticalNet, Inc.

We consent to the use of our report dated July 29, 1999, except for footnote 7, as to which the date is August 10, 1999, with respect to the balance sheet of CertiSource, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1998, which report appears in the Form 8-K of VerticalNet, Inc. dated August 20, 1999.



KPMG LLP


Philadelphia, Pennsylvania
August 19, 1999